INTREORG SYSTEMS

BUSINESS CONDUCT

Policy

Every director, officer, employee, consultant, agent and representative of Intreorg Systems must observe the highest ethical standards and exercise proper judgment in all aspects of his or her business dealings.

Policy Guidelines

▪	With respect to conduct, all employees shall do the following:

-	Read and be familiar with this policy
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Be familiar with all local, state, national and international laws and regulations that apply to their area of duties. Employees can obtain information about applicable laws and regulations from the legal department

-	Be aware of situations where questionable business conduct may arise, and try to avoid such situations
-	Respect the conduct policies of the company’s customers

▪	All department managers should encourage communication with employees regarding conduct questions and concerns.

Review Committee

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To provide ongoing review and decision-making with regard to business conduct, Intreorg System’s board of directors shall establish a Review Committee. This committee will oversee the interpretation and modification of, as well as compliance with, this policy.

Policy Revisions

▪	The Review Committee shall meet annually to determine whether the policy should be revised.

Marketing, Advertising and Sales

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The company conducts business by offering the best product at competitive pricing, and does not engage in false or misleading claims to its customers, competitors or the public. The following specific policies must be adhered to:

-	Materials used in marketing, advertising, and sales will be clear and truthful, and will not contain false or exaggerated claims about company products and services.

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Prices, products, services, and other sales information should be provided openly to customers and vendors, so as not to appear as if the information is being given in an underhanded or preferential way.

-	Employees are prohibited from making any offers or promises on behalf of the company that cannot be kept by the company. Prior permission to make such offers should be obtained.
-	Employees cannot use third parties, such as agents, consultants or subcontractors, to perform any activities that are prohibited under this policy.

Public Communications

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Intreorg Systems is committed to providing to the public full and truthful disclosure of important company events or developments. The management team is charged with the responsibility of responding to questions from sectors of the public, and individual employees should generally direct such inquiries to the appropriate department. At a minimum, employees should be aware of the following:

-	Any inquiry by a member of the media should be referred to the CEO.
-	Inquiries from shareholders or potential shareholders should be directed to the CEO or CFO.
-	Other inquiries from the public should be referred to the department manager.

▪	Employees should refrain from providing personal opinion or conjecture in order to avoid intentionally or unintentionally misrepresenting the position of the company on a given subject.

Conflicts of Interest

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A conflict of interest may arise when an employee's personal interest influences his or her business decisions. It is important to note that a conflict may arise even if there is only an appearance of an influence.

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Business decisions and actions must be based solely on the best interests of Intreorg Systems and not be motivated by personal considerations or relationships. Relationships with existing or prospective suppliers, contractors, customers, competitors, or regulators must not affect the independent and sound judgment of any employee on behalf of Intreorg Systems.

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Personal loans to executive officers and members of the company's board of directors, or guarantees of such obligations, are not allowed to the extent that they are prohibited by securities laws or regulations.

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A conflict of interest may arise if an employee or a member of the employee's immediate family is an officer, director, owner, agent, or representative of a supplier, customer, or competitor of the company or does the following:

-	Holds a controlling financial interest in another company
-	Accepts personal favors from a supplier, customer, or competitor of the company
-	Deals directly in the course of business with a supplier, customer, or competitor who is, or is employed by, a spouse or immediate family member

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Conflicts of interest are not limited to the preceding situations.

▪	All employees must disclose to the company all actual or apparent conflicts of interest.

Anticompetitive Activity

▪	Employees should not engage in any activities that are or may be perceived as anticompetitive, including, but not limited to, any activities similar to the following:

-	Agreeing with a competitor to share market segments or regions, to set prices or terms of sale, or to boycott a third party
-	Discussing production quantity with a competitor
-	Making false or misleading statements about a competitor's products or services

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Employees should not engage in any activities that interfere or may be perceived as interfering with an existing contract or project between a customer (or potential customer) and a competitor. Examples of such activities include, but are not limited to, making disparaging remarks to the customer about the competitor's performance, whether or not such comments are truthful, or offering to review the competitor's performance for the customer, with the intention of inducing the customer to terminate its contract with the competitor in favor of the company.

Confidential and Proprietary Information

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Confidential and proprietary information is any information about the company which the employee learns or develops on the job. Such information may include, but is not limited to, company practices, procedures, processes, inventions, financial information, engineering plans, customer lists, marketing plans, and documents and drawings related to such practices and procedures.

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An employee may not disclose to a third party the confidential information of the company, or any confidential information of the customers of that company which the employee may learn in the course of his or her employment. Employees should avoid disclosing such information, and also strive to prevent the potential for disclosure of such information, either by taking steps to safeguard the information or reporting violations of this confidentiality requirement by others.

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Trade secrets, such as registered patents, trademarks, copyrighted materials and other intellectual property assets should be safeguarded with the highest level of care. Employees should not disclose this information to any person or company who does not have a need to know for purposes of performing their jobs properly.

Insider Trading

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Employees are prohibited from trading on inside information (i.e., an employee may not buy or sell the company's stock or the securities of other companies based on information learned on the job prior to the release of this information to the public). Examples of insider trading include the purchase of another organization's stock after learning of an impending merger between our company and this organization (i.e., prior to public knowledge) and the sale of our company's stock prior to the release of an unfavorable financial report to the public.

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In addition to trading on information about the company, it may also be illegal for an employee to trade on information about other companies with which the company does business, or which the employee learns in the course of his or her job, but which information is not yet available to the public. An example of this type of trading is a purchase of a competitor's stock, based on the knowledge that the company plans to purchase the competitor, of which the general public has not been made aware.

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Employees may trade company stock after such information is released to the general public. If an employee has questions regarding the purchase or sale of company stock, the employee should obtain an opinion from the legal department prior to making a trade.

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Employees should never invest in current or prospective suppliers of the company or in businesses that the company is considering engaging in a transaction with if they are making, or will be required to make, recommendations or decisions relating to the purchase or evaluation of products, services, or the merits of a transaction relating to the supplier or business.

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In addition, employees are required to immediately report to their supervisor any situation in which they are offered stock or included in an initial public offering for whom they are conducting or expected to conduct business, if they are making, or will be required to make, recommendations or decisions relating to that company.

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Insider trading is strictly prohibited by law. Employees can be found guilty of violating securities laws if, while aware of material non-public information about a business, they engage in a purchase or sale of the securities, whether they be those of the company or of another company, before the information is publicly known.

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Any employee trading on information received as an employee of the company that is not publicly known can be subject to severe criminal and civil penalties and disciplinary action by the company. The company may take disciplinary measures up to and including, termination of employment, whether the employee is trading in company securities or those of another business.

▪	Employees can also be held liable for trades conducted by others to whom they have disclosed insider information that is material and nonpublic.

▪	If an employee has questions regarding the purchase or sale of any securities, he or she should contact his or her supervisor for guidance.

Financial Investments

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The company discourages employees from making financial investments that would compromise their independent judgment or work abilities as they could be a conflict of interest. “Financial investment” is defined as stock, options to purchase stock, other ownership interests or debt securities in a company which are secured at the employee's discretion. Mutual funds or other investment portfolios where investment decisions are made by a fund manager are excluded from this definition.

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The company also strongly discourages making a financial investment in a business considered a direct competitor of the company. In order to avoid the appearance of any impropriety, employees shall notify their supervisor in writing if they or a member of their household already owns or plans to acquire a financial investment in a competitor company if the investment will comprise more than 5% of the total portfolio of an employee's household.

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Should an employee have a pre-existing investment in a competitor company and it meets or exceeds the 5% guideline above, full disclosure to the supervisor will help ensure the integrity of the employee and the company and encourage satisfactory resolution of the issue.

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Although not necessarily considered a conflict of interest, employees are also discouraged from making investments that reward them for poor stock performance of the company, such as “put” options or “short” sales.

Political Contributions

▪	Employees may not make any contribution on behalf of the company or use the company's name, funds, personnel, property, or services for the support of political parties or candidates.

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No one at the company may pressure another employee to express a political view than is contrary to a personal view, or to contribute to a political action committee, political party or candidate, or charitable organization.

Violation of Policy

▪	Employees who violate this policy will be subject to discipline that may include suspension or termination.

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Employees who become aware of any apparent violations of this policy should notify their department managers, who, in turn, should notify the Review Committee. The company will not discipline, discharge, or otherwise retaliate against an employee who informs us of violations.

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Procedures

[a] Distribution of the Business Conduct Policy

RESPONSIBILITY	ACTION
Department Managers
1.  Ensure that all staff members read the company's business conduct policy, and discuss it with them.
2.  Have each staff member sign Business Conduct form that includes the following certifications:

• That the employee has read and understands the policy
• That the employee has disclosed all actual or potential conflicts of interest

If a staff member has questions with respect to the interpretation of the policy, he or she should submit a written request for interpretation to the Review Committee. This request should be attached to the signed form.
3.  Submit copies of all signed forms to the human resources department. If any forms include actual or potential conflicts of interest, submit copies of these forms to the Review Committee.

Review Committee

4.  Review and discuss all actual or potential conflicts of interest and requests for interpretation of the business conduct policy.
5.  Meet with the employees involved and their department managers to discuss options for resolution of conflicts of interest.
6.  In the event an employee requests an interpretation or clarification of policy, conduct an investigation with regard to the details surrounding the inquiry, and prepare a report describing the inquiry and the response. Obtain the legal department's opinion, if necessary.
7.  Send a written response to the individual who initially made the request, and forward copies of the response to the human resources department and the applicable department managers.
8.  Prepare written descriptions of resolutions, and forward copies to the human resources department and the applicable department managers and employees.

[b] Report of a Business Conduct Policy Violation

RESPONSIBILITY	ACTION
Department Manager	1. After being informed of an actual or apparent policy violation, notify the Review Committee.
Review Committee
2.  Meet to review the reported violation, and investigate it if necessary.
3.  Obtain the legal departments opinion if necessary.
4.  Using information obtained in steps 2 and 3, resolve the matter, and prepare a written description of the resolution that includes any appropriate disciplinary actions.
5.  Submit copies of the resolution to the human resources department and the applicable department manager.

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[c] Update of the Business Conduct Policy

RESPONSIBILITY	ACTION
Review Committee
1.  Meet annually to review current business conduct policy.
2.  Review all responses to requests for interpretation of policy that were issued in the past year.
3.  Review all responses to reports of policy violation that were issued in the past year.
4.  Meet with the legal department to determine if the policy is affected by any new laws or regulations.
5.  If it is determined that the policy needs to be revised, draft a memorandum that includes all clarifications of or additions to the policy.
6.  Distribute copies of the memorandum to all department managers.

Department Managers	7. Distribute policy revisions to all staff members. 8. Discuss the revisions with staff members. 9. Provide written confirmation to the Review Committee that distribution and review have taken place.

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Business Dealings with the United States Government

In conducting business with agencies and branches of the United States Government, employees should be aware that there are specific laws and regulations which may govern such business conduct, in addition to the Business Conduct Policy. Violation of these laws or regulations may cause the company to be disqualified from future bidding on government contracts, or lead to federal or state criminal liabilities or civil penalties. The legal department can provide the text of applicable laws and regulations.

Generally, federal procurement laws have four main goals:

1.	To obtain the best possible products and services at the best possible price.
2.	To encourage competition among suppliers based on published specifications and evaluation criteria.
3.	To reduce or eliminate waste, abuse and fraud.
4.	To eliminate unfair competitive advantages.

For purposes of this policy, “government” refers to federal, state or local agencies of the executive branch, but does not include the legislative branch. Employees working with the U.S. Government should follow all business conduct policies generally, with the following additional specifics in mind:

Marketing Issues

▪	Employees should strictly avoid giving even an appearance of the existence of a conflict of interest or unfair advantage when dealing with the government.

▪	Employees may not encourage a government employee to engage in any activity which the individual is prohibited from doing, or which may result in the appearance of improper conduct.

▪	Employees should maintain an air of openness in dealings with government personnel, including meeting during regular business hours meeting in regular business locations.

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Before, during, and after the Request for Proposal (RFP) stage, employees should strive to avoid giving or receiving any information to government employees which may give or appear to give the company an unfair advantage in the bidding process. This would require employees to strictly comply with RFP requirements, and provide responsive information, but avoid attempts to assist in the preparation or review of any RFP, or provide information personally or through third parties after the submission phase.

Business Favors to Government Personnel

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Some government agencies and departments have strict requirements which govern acceptance of business favors. Employees of the company must be familiar with these requirements, and never offer any favor or gift which is in violation of the applicable policy.

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Where a company-offered favor falls within the exception to a government's policy are still expected to comply with the company's policy of not creating any appearance of impropriety or other requirements as stated in this policy. All such favors must be properly accounted for.

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Certain federal agencies prohibit reciprocity. Employees that receive a business favor or gift from a government employee do not necessarily have to return the favor. Specifically, the Department of Defense (DOD) and the National Aeronautic and Space Administration (NASA) have stringent requirements for acceptance of business favors.

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▪	Employees should be thoroughly familiar with the codes of conduct for the federal agencies with which they conduct business, as well as any other local or state agencies.

International Business Conduct

All company employees employed or working in foreign countries will adhere to the following guidelines for conducting business in those countries:

The Foreign Corrupt Practices Act

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The Foreign Corrupt Practices Act prohibits the company from giving money or other things of value to officials of a foreign government in order to influence the policy of that government, even if such gifts are considered customary in that country. In addition, it is a violation of this policy and United States law, and may be a violation of foreign law, to offer any form of bribe.

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Employees who are in the position of meeting or working with foreign officials should be thoroughly familiar with federal law, and be aware of the foreign country's laws as well. Any questions regarding conducting business with foreign officials should be referred to the legal department.

Anti-Boycott Policy

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It is a violation of federal law to cooperate with boycotts by foreign countries that discriminate against U.S. companies or individuals on the basis of race, religion, sex or national origin. In addition, it is also a violation to engage in activities which are intended to restrict or prevent business dealings with vendors or customers in a country friendly to the United States. Requests for information by a boycotting country which is related to the restrictive activity must be brought to the attention of management.

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Specifically, the major boycott in current world commerce is the Arab boycott of countries and companies doing business with Israel. Employees working in the Middle East should be familiar with the requirements of federal law and comply fully.

General Export Regulations

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It is the policy of the company to strictly comply with the requirements of the U.S. Export Administration Act, the Arms Export Control Act, the Foreign Assets Control Regulations and International Traffic in Arms Regulations. Distribution of information, including licensing information, export data, and other documentation provided to affiliates and subsidiaries internationally, should include reference to the requirements of these regulations.

Local Supplier Compliance

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The company has invested in its reputation, and competes in world markets based on its product value and integrity. In order to maintain that reputation worldwide, the company expressly prohibits the violation of local labor laws in countries where it does business and by extension, will not permit its suppliers, vendors or subcontractors to do so.

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All suppliers and subcontractors will be required to acknowledge and abide by the company's code of business conduct, and specifically, will not hire workers in violation of local labor laws wherever employed, including payment of wages below legal minimums, hiring of underage workers, and human rights violations directed against labor representatives. Violation of this requirement may lead to immediate termination of a supplier contract.

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Acknowledgment of Receipt of Policy and Certification of Conflicts of Interest

TO BE COMPLETED BY THE EMPLOYEE

I, ___________________ [employee name], certify that I have read and understand Intreorg System’s business conduct policy. In addition, I have specifically read the “conflicts of interest” section and hereby certify the following (check one):

□ To the best of my knowledge and belief, I do not presently have any conflicts of interest that might interfere with my job performance.

□ I have an actual or potential conflict of interest and have described the parties, activities, and/or situation to the best of my ability below:

_________________________________________

_________________________________________

_________________________________________

Employee Signature: ________________________

Date: ________________

To be completed by the department manager:

Date Received: ____________

Date Submitted to Human Resources: __________

Date Submitted to the Review Committee (if required):______

Date of Review Committee's Response: ________

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 CODE OF ETHICS

The purpose of this Code of Ethics Statement is to clarify the values of the company and its officers with respect to integrity, responsibility, and reputation.  We are committed to maintaining high standards both within the organization and in its dealings with others.

A.  The Purpose and Values of the Business

The service, which is being provided — a group of products, or set or services — financial objectives and the business's role in society as the company sees it.

B.  Employees

How the business values employees and its policies on: working conditions, recruitment, development and training, rewards, health, safety & security, equal opportunities, retirement, downsizing, discrimination and harassment. Include also an explanation of use of company assets by employees.

C.  Customer Relations

Describe the importance of customer satisfaction and good faith in all agreements, quality, fair pricing and after-sales service.

D.  Shareholders or Other Providers of Money

State the company's position on the protection of investment made in the company and proper “return” on money lent. Also include a statement regarding the commitment to accurate and timely communication on achievements and prospects.

E.  Suppliers

Describe how the company describes prompt settling of bills and its expectation of cooperation to achieve quality and efficiency. No bribery or excess hospitality accepted or given.

F.  Society or the Wider Community

Include a statement that company strives for compliance with the spirit of laws as well as the letter. Describe the company's obligations to protect and preserve the environment and the involvement of the company and its staff in local affairs. Also include a statement on the corporate policy on giving to education and charities.

G.  Implementation

Describe the process by which the code is issued and used, means to obtain advice regarding the code and code review procedures. Describe the company's training program on the code and its expectations of all employees.

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 CODE OF CONDUCT FOR

MEMBERS OF THE BOARD OF DIRECTORS

Intreorg Systems

Board of Directors Code of Conduct

Effective Date: July, 2007

This Code of Conduct (this “Code”) for each member of the Board of Directors (the “Board”) sets forth the commitment of Intreorg Systems (the “Company”) to conduct its business in accordance with the highest ethical standards and conduct and to comply with any and all applicable legal, statutory, and regulatory requirements. Each member of the Board agrees to adhere to and uphold the policies set forth in this Code. This obligations is in addition to any duties under applicable law or as prescribed by the Company's by-laws and Articles of Incorporation.

Conflicts of Interest: Each Board member will make every effort to avoid perceived and actual conflicts of interest. Each Board member shall fully disclose all material facts with respect to any private interest that the Company may have in transaction or which it may be considering. Each Board member will also refrain from participating in any decision that the Board shall make in which there is a conflict between a private interest and the interests of the Company.

Confidentiality: Each Board member will maintain the confidentiality of information that is entrusted to directors but that is not generally known to the public. Such information shall only be disclosed when it is appropriate to do so as required by law, regulation, or legal proceedings. The Company's Counsel shall be consulted immediately in the event improper or inadvertent disclosure does occur.

Compliance with Laws, Rules, and Regulations: Any time a Board member acts on behalf of the Company, he/she shall comply with all applicable laws, rules, and regulations that the Company is subject to. Board members will provide prompt and full disclosure to the Company of any information necessary for it to comply with regulations under all applicable laws, rules, and regulations, including those of private and public regulatory agencies and organizations that the Company is also subject to.

Fair and Ethical Competition and Corporate Opportunities: The Company strives to outperform its competition fairly and honestly. Should a Board member ever have to interact directly with the Company's customers, suppliers, competitors, or employees of the Company on its behalf, the Board member shall do so fairly and act in the best interests of the Company. Each Board member will refrain from use of unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair or unethical dealing practice.

Each Board member consents to refrain from taking personal advantage of any business opportunity that is discovered through the use of Company information, or by virtue of Board membership. If disinterested Board members review all material and relevant facts and determine that the Company should not pursue such an opportunity, the individual Board member may pursue and develop the opportunity, provided such Board member continues to promote the legitimate interests of the Company.

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Securities Trading: Federal securities laws include a prohibition against buying or selling securities if a Board member is aware of material, non-public information concerning the issuer of such securities. Any Board member that buys, sells, or recommends trading the Company's securities on the basis of material, non-public information that is known because of service on the Board is in violation of this Code.

Reporting Illegal and Unethical Behavior: Any Board member that learns or discovers any violation to this Code or any laws that involve the Company or another Board member shall promptly report the matter to the Company's General Counsel.

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CODE OF ETHICS FOR FINANCIAL PROFESSIONALS

Intreorg Systems

Financial Professionals' Code of Conduct

Effective Date: June, 2007

This Code of Conduct for Financial Professionals (the “Code”) applies to the Chief Executive Officer, Chief Financial Officer, Controller, and any other person performing similar functions for the Company or any of its subsidiaries (a “Finance Executive”). Finance executives are expected to conduct themselves in accordance with the very highest standards of ethical conduct and to comply with all applicable legal and regulatory requirements. This Code is supplement to any other policies and procedures that apply to company-wide, individual or departmental responsibilities and requirements.

Finance Executives will:

▪	Avoid conflicts of interest;

▪	Handle any actual or apparent conflicts of interest between personal and private relationships with the highest ethical standards;

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Produce full, fair, accurate and understandable financial disclosure in all reports and documents submitted to the Securities and Exchange Commission and other regulators for the Company and its subsidiaries, and in any other public communications made by the Company and its subsidiaries;

▪	Comply with applicable governmental laws, rules, and regulations, as well as the rules of private and public regulatory agencies and organization that the Company is subject to;

▪	Engage in honest and ethical conduct at all times;

▪	Promptly report any violation of this Code to the Company's Legal Counsel;

▪	Actively promote ethical behavior and be accountable for violations of this Code, with consequences up to and including termination of employment.

Finance Executives are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate, or mislead the independent public auditors of the Company so as to produce financial statements that are false or misleading. Willful and/or negligent acts that result in a misrepresentation of the Company's financial statements is cause for disciplinary action, up to and including termination of employment.

Finance Executives should promptly contact the Company's General Counsel if guidance on the best course of action in a particular situation is required. Finance Executives may provide a report of a suspected or known violation of this Code anonymously with the Company's Legal Counsel.

This Code may only be amended or waived by the Company's Board of Directors or a committee of the Board. Such changes will be publicly disclosed if required by law or stock exchange requirements.

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